Exhibit 99.2

FY 2014 Q3 Letter to Shareholders

Making life’s important moments possible – one breath at a time.™

To our shareholders

I am pleased to be writing to you to provide an update on the progress we have made, the challenges we face and the strategies we are employing to deliver revenue growth and profitability. We saw real progress on a number of fronts in the third quarter ended March 31, 2014. Revenues of $3.96 million were up 24% compared with the third quarter of last year.

While we reported a net loss of $1,004,000 in the third quarter, the substantial majority of that loss was due to a valuation allowance we took against all of our net U.S. net deferred tax assets. To put that in simpler terms, we determined that the deferred tax asset we had on our balance sheet was more likely than not going to be unusable in the foreseeable future and we wrote it off against our results in the quarter. To give you a better sense of the Company’s results excluding this one-time event, we reported a loss before taxes of $240,000 in the third quarter of 2014 compared with a loss of $723,000 in the third quarter a year ago. While we are not yet profitable, we have made real and substantive progress towards that goal each quarter. Although we used some cash in the quarter we remained cash flow positive for the year due to strong collections of accounts receivable as well as improved sales levels.

Most importantly, we began to deliver the Company’s next generation of high frequency chest wall oscillation (HFCWO) therapy devices, which we call the SmartVest® SQL®. SQL offers the features patients have most often requested. It is smaller, quieter and lighter than previous Electromed devices. We believe these features will make adhering with the therapy regimen easier, leading to better long-term outcomes with fewer admissions to the hospital for treatment of secondary infections and other complications. We are optimistic about the market’s acceptance of SQL as the early indications we have seen suggest it can deliver what patients and providers are looking for in a HFCWO therapy device. In fact, referrals from physicians and clinicians were up in the third quarter and, in what we believe is an indicator of the appeal of SQL, the volume of referrals grew as the quarter progressed. That is certainly encouraging and we are working to build on that momentum as the fourth quarter progresses.

As we have rolled SQL out to the market, we have continued to sell our predecessor product, the SV2100, as it remains a good solution for certain patients and situations. As is often the case with new products, we have not yet reached full efficiency in manufacturing and sourcing SQL and this directly impacted our gross margin in the quarter. Gross margin, which is sales less cost of goods sold, was 63.7% in the third quarter compared with 76.3% in the third quarter last year and 72.1% in the second quarter of this fiscal year. We have several projects underway to reduce both the component and build cost of the SQL and we expect to see improvement in our gross margins over the next several quarters, although quarter-to-quarter progress will be difficult to predict. We are confident we can bring the manufacturing cost of SQL down sufficiently to make its gross margins generally comparable with our previous device. That will provide more dollars to fund marketing and sales initiatives as well as bring to the bottom line and fund additional strategic marketing and sales initiatives.

While we have made significant progress on a number of fronts in a relatively short period of time, there is clearly much more to do. With the SQL in hand, our sales force should be in a position to secure new business, make inroads into competitive accounts and reach providers that may not have been previously accessible. I believe we are in the best position we have been in from a product and people standpoint in some time even though our sales cycle is longer than ideal.

To maintain and build upon our sales and referral momentum, we have implemented a new sales coaching, training and pipeline management initiative. We have initiated targeted sales and marketing strategies to penetrate select competitive strongholds in an effort to create awareness and early acceptance of the SQL’s unique features and benefits.

One area that continues to challenge us is reimbursement. Virtually every company selling into the health care market today faces hurdles unlike any we have seen before. Decisions on what will be reimbursed are taking longer and with stricter criteria, which means we carry more risk of not receiving payment for a device, despite the evidence it is making a positive difference in somebody’s life. The good news is that the market opportunity for HFCWO therapy is growing as the population ages and medical conditions such as COPD become more prevalent. We believe the long term outlook for our market is positive and we remain committed to delivering the best product, service and patient experience in the industry.

In sum, I am encouraged by the many steps forward we have taken. We have brought a new best-in-class product to market and are seeing initial indications that the market likes what it sees. We have improved the efficiency of our business processes and brought the right talent to bear on the key challenges we must overcome to be successful. We have a solid strategy and a dedicated team of employees who come to work every day with the mission to improve the lives of the patients we touch with our products. I am honored to work with them, and all of us are focused on taking the next steps to deliver profitable growth and gain market share.

Thank you, shareholders, for your continued support.

Sincerely,

/s/ Kathleen S. Skarvan

Kathleen Skarvan

Chief Executive Officer

Testimonial

“As my husband says, it’s easy to use. No question about it. And he hasn’t been in the hospital with pneumonia since he started using it.”

Helen E., on behalf of her husband, Tom, ALS patient

Cautionary Statements

Certain statements found in this letter may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words. Forward-looking statements made in this letter include the Company’s beliefs and expectations regarding the benefits of the Company’s SQL product, the market acceptance and general appeal of the Company’s products, referral and approval trends, sales growth and profitability goals, financial and operational performance, cost reductions, efficiencies in manufacturing and sourcing, the regulatory environment surrounding the Company’s medical devices, and the Company’s strategic goals and focus for future periods. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the impact of emerging and existing competitors, the effectiveness of our sales and marketing initiatives, changes to reimbursement programs, our ability to effectively control costs, and our ability to obtain credit as needed, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this letter.